EXHIBIT 99.1

FreightCar America, Inc. Appoints Elizabeth Keller Arnold To Its Board of Directors

CHICAGO, Aug. 19, 2019 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) announced today that Elizabeth Keller Arnold has been appointed to the Company’s Board of Directors, effective August 16, 2019. The addition of Ms. Arnold brings the total number of directors to seven.

Ms. Arnold joins FreightCar with over 30 years of experience in corporate finance and accounting, including executive leadership roles at multiple international companies. She served in Chief Financial Officer positions in a broad range of industries, including Houghton International, a specialty chemical company with international operations; Physiotherapy Associates; and Tyco. Earlier in her career, Ms. Arnold spent more than 15 years at General Electric, where she served in numerous roles, including reporting to the vice chairman and as Chief Financial Officer of GE Silicones.

William D. Gehl, Chairman of the Board of Directors of the Company, said, “Keller has held various leadership roles in multiple global industrial companies, providing her with extensive corporate finance and accounting experiences, as well as a wealth of operational knowledge. We are very pleased to welcome her to our Board of Directors.” James R. Meyer, President and Chief Executive Officer of the Company, said, “The FreightCar management team is very pleased to have Keller on the company’s board and looks forward to drawing on her breadth of knowledge, experience, and business acumen.”

About FreightCar America

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars and coal cars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward-Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

MEDIA CONTACT	Christopher J. Eppel
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